Exhibit 10.1

An Agreement

Made and entered in 4th on this day of March, 2016

By and between:	My Size, Inc. (Corp id #510394637)

A company incorporated in Delaware US,

Having its principal offices at 3 Arava St., Airport City, Israel

(Hereinafter referred to as “The Company / Mysize”)

On one side

And:

LSY International, Inc. (EIN 61-1220393) DBA Yudovsky Fur and Leather

Having its principal offices at 4175 Westport Road STE 204 Louisville, Ky 40207 (Hereinafter referred to as “The Client / Commissioning”)

On the other side

WHEREAS	Mysize developed a platform which enables to collect and adjust physical human measurements and sizes in order to match them with different types of clothing items (Hereinafter referred to as “The Technology”), created and / or marketed via retail clothing stores and / or electronic online shopping sites;

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WHEREAS	Mysize is the sole owner of The Technology including exclusive rights of use and benefit of the intellectual and industrial property rights of Mysize Platform, as detailed in the amended form 10 attached to Mysize reports filed with the American SEC concerning the nature of the Technology and its characteristics as well as the form and location of registering Mysize' rights of the Technology

WHEREAS	The Client specializes in marketing, sales and distribution of various industries and products. Among other things, Client is the beneficial owner and distributer of Yudovsky Fur and Leather which markets luxury hand-made outerwear made of fur, sheerings, alpaca cashmere and Leather, mostly via an electronic online shopping site, named "www.YFUR.com";

WHEREAS	The Client has contacted Mysize in order to get a limited and designated license to use The Technology in order to sell the clothing items to its customers, and Mysize has agreed to provide the above license as mentioned, all subject to the terms and conditions of this Agreement;

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NOW, THEREFORE, it was agreed, declared and stipulated by the parties as follows:

1.	The introduction of this agreement and its appendices are an integral part thereof.

2.	Terms of engagement:

2.1.	Mysize will provide the Client with a limited and unique license for use and implementation of the Technology in its marketing, distribution and sale systems including the sale system of The Client’s online websites on the Internet.

2.2.	Implementation and integration of the Technology in the Client’s marketing and sales systems will be made by Mysize and for that purpose, the Client will provide Mysize with the entire knowledge, full data and information the Client holds regarding the clothing items it is marketing, including any type of catalogues, marketing and sale methods of these items, instructions regarding products sizes provided to each one of the clothing manufacturers providing the products to the Client, details of designers providing services to the Client and the different ways to contact each one, full details regarding the Client’s customers characterization, customers segmentation based on parameters defined by Mysize, data regarding sales volumes and its characterization by categories defined by Mysize, the number of products recall and their characterization, data regarding purchasing habits of the Client’s customers as well as feedbacks and opinions related to purchasing of products marketed by the Client, and any other information and / or data and / or additional details required by Mysize.

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2.3.	The Client hereby acknowledges that the conditions for optimal and accurate implementation and operation of the Technology as such which meets the Client’s demand, is providing all required data to Mysize as detailed above, therefore the client commits to providing Mysize with all data detailed in section 2.2 above fully, as well as any other given data or information required by Mysize at any given point of the Technology installation and implementation in the Client’s marketing and sale systems.

2.4.	It is hereby clarified that any delay in providing of the foregoing data and / or other detail necessary for Mysize to carry out the installation and implementation process of the Technology would lead to a delay in process completing and the end date will be postponed according to the timeframe of the delay in providing data and information by the Client.

2.5.	As part of the installation and implementation process Mysize will establish a system for reception, control and monitoring of all people using and / or assisted by and / or analyzing the usage methods and implementation of the Technology, and this system will receive and collect data regarding the identity of users and / or applicants, their characterization, sizes and / or any other details given by them. This database will be within a mutual possession and ownership of Mysize and the Client, and both Mysize and the Client can use it as it sees fit for any purpose, as long as database will not be exposed and / or partially and / or fully transferred to entities competing with the Client, dealing exclusively and specifically in sales and marketing of upper luxury clothing products made of the raw materials specified in section 3.4 below.

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Mysize will be the sole responsible for operating the above database and make sure, however necessary, to receive any permit and / or license required for operation and / or existence of this database, and is hereby dismissing the Client from any responsibility or liability regarding this database and / or its operation.

2.6.	During installation and implementation process Mysize will do its best to provide the Client with all of its professional knowledge and experience in order to improve, optimize and promote the Client’s electronic sales website and offer the Client with possible ways and solutions to implement them in order to make the website more accessible, more usable, user friendly and more attractive.

In addition, Mysize will develop means and mechanisms designed to attract the Client’s customers’ attention and convince them to purchase additional items and products from the Client’s manufacture, in order to increase the Client’s sales volume through its online sales websites.

These services will be given to the Client without any additional consideration on his part.

2.7.	The Technology installation and implementation process in the Client’s systems will be done within 4 months starting the agreement signature date, and as agreed and conditioned in section 2.4 above.

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2.8.	Installation and implementation process will be executed by Mysize employees only and at its own expenses, during which Mysize will be provided with the required data and information as specified above, in form and manner prescribed by Mysize and, when necessary, the Client’s employees and temporary service providers shall be available to answer questions and provide details and data as required by Mysize as well as meet with Mysize representatives if needed for providing of details and data as specified.

2.9.	During installation and implementation process, tests and trials will be made for analysis and examination of installation process, implementation progress and results, and the Client shall cooperate with Mysize and provide Mysize with all means and infrastructures required for execution, monitoring, follow-up and control of these tests and their results.

2.10.	Mysize will inform the Client regarding the completion date of the Technology implementation and installation process, where a 60-days period of system trial period will begin, during which training and detailed demonstrations will be given to the Client and / or its service providers regarding usage and implementation of the Technology, presenting and publishing the Technology to the Client’s customers and making it available to them, data processing and syncing of the Technology with the Client’s data and information.

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During the trial period, mutual monitoring and control will be made by both Mysize and the Client regarding the Technology implementation, its functioning and the received results, and the Client may provide any comments and / or point out any required correction and / or improvement while Mysize, in accordance with limitations of the Technology itself and subjected to the limitations of the system in which it operates within and to which it is linked, will handle, improve and optimize the system’s functionality following the Client’s comments, as far as it is possible as stated.

The trial period will be finished once confirmation is received by both sides, that the implementation of the Technology in the Client's systems is meeting the indications and criteria detailed in appendix A of this Agreement, and after the completion of the implementation and installation process and by the end of the trial period as stated, the Technology usage license period will begin as detailed in section 3.1 below.

The date when the trial period will be successfully completed will be deemed the effective date of this agreement (the “Effective Date”)

3.	Engagement and agreement period

3.1.	Mysize will provide the Client with a limited and unique license for usage of the Technology and its implementation in the Client’s marketing, distribution and sales systems including the Client’s online sales systems, starting after the completion of the Technology implementation and installation process completion inside the Client’s systems as detailed in section 2.2 above, and after the completion of the 60-days trial system as detailed in section 2.10 above, as long as this Agreement remains valid and will not be canceled by either party as set out in section below.

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3.2.	During license period the Client is entitled to use the Technology in accordance with the guidelines and training provided, and to provide its customers the required access for purchasing and adjusting products offered by the Client in sale locations including electronic stores managed by the Client on the internet.

3.3.	Detailed instructions will be delivered to the Client regarding the conditions to be set for customers prior to the Technology usage and the Client commits to inform the customers that the customers commit to fulfilling and maintaining these conditions, and prevent any potential violations thereof and / or bypassing.

3.4.	It is hereby agreed that Mysize will provide the Client with exclusive use of the Technology, (hereinafter the “Exclusivity”).The Exclusivity will only apply to the use of the Technology specifically for luxury outerwear clothing products made of these raw materials, and these materials only: Furs, Sheerings, Alpaca, Cashmere, and Leather (“Luxury Outerwear”). The Exclusivity will only apply to entities which market solely and exclusively Luxury Outerwear products.

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For the avoidance, It is hereby clarified, that during the entire period of Exclusivity, Mysize will not sell the Technology nor will grant a Technology usage license to any entity which exclusively and solely markets Luxury Outerwear. However, the Exclusivity will NOT apply to any entity which markets other fashion apparel along with Luxury Outerwear, whereby Mysize will reserve the right to sell them their Technology.

Exclusivity will also apply to Luxury Outerwear which is uniquely and is custom tailored specifically for a designed match for the client by prestigious designers.

3.5.	The Exclusivity will be granted to the Client in exchange for the agreed consideration set forth in this section.

The Exclusivity will be granted to Client only if the following targets are met: (1) For a period of 24 month commencing from the Effective Date (as defined in section 2.10 above) the consideration paid to Mysize, pursuant to section 4.1.2 below, will produce Mysize with a minimum income of $1,000,000; and, (2) a minimum income of $5,000,000 which will be paid to Mysize for every consecutive year thereafter (collectively the “Mysize Minimum Income”). Mysize will continue providing Client with the Exclusivity for as long as, and provided that, the Mysize Minimum Income is met.

In order to maintain the Exclusivity, the Client will be permitted to complete the Mysize Minimum Income with his own capital in order to maintain the Exclusivity.

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3.6.	It is hereby declared and agreed upon by both parties that provided that the Client’s activity will not yield Mysize with the Revenue Target values as specified above by the end of each annual engagement, the exclusivity provided to the Client according to this Agreement will be immediately terminated, and Mysize shall be entitled to market and distribute the Technology to any person and any entity including designated entities exclusively dealing with selling clothing items similar to those sold and / or marketed by the Client, including such made of the raw materials made specified above.

For the avoidance of any doubt, it is hereby clarified that has the exclusivity been canceled as stated in this section, the client's right to keep using the Technology according to the conditions of this Agreement and based on the payments to Mysize due to this agreement, will not be harmed and / or diminished.

3.7.	It is hereby declared and agreed upon by both parties that the exclusivity provided to the Client in accordance with the conditions specified above is limited only to designated entities exclusively engaged in marketing and distribution of upper luxury clothing products and solely regarding products made of the four raw materials specified above.

The exclusivity shall not apply to any entity or a person which is not exclusively designated to marketing, distribution and sales of upper luxury items including all apparel chains engaged with marketing, distribution and sales of general clothing and in addition it shall not apply to any entity or person engaged in the marketing and distribution of non-luxurious upper clothing and / or which is not majeure does not made of the four raw materials mentioned above.

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3.8.	The Client hereby commits to include all Technology’s characteristics, performances, advantages and the added value it provides to customers involved in purchasing Mysize products in any campaign taking place in any media that the customer will conduct and / or purchase for the business and / or products it is selling, marketing and distributing. The Technology’s characteristics, performances and advantages of its usage and implementation will be mentioned in every publication as specified to increase customers’ recognition and awareness of the Technology and its usage possibilities, advantages and benefits. The Client hereby declares that the exclusivity provided to it as stated in this Agreement, is based on the commitment to conduct advertisement campaigns periodically and continuously, where publication of the Technology and its performances will be included as specified.

3.9.	This Agreement remains valid unless one of the parties informs its desire to terminate the engagement according to this Agreement in a prior notice, delivered to the other party 90 days in advance prior to the designated engagement termination date.

Notwithstanding the provisions above, it is hereby clarified that as long as the Client is meeting the revenue goals set forth in Section 3.5 above, Mysize will not be entitled to cancel this agreement unless it was violated by the Client.

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3.10.	Upon legally completion of the Agreement period once cancelled as detailed above, Mysize is allowed to disconnect, remove and / or freeze the Technology implementation and activity in the Client’s systems and the Client will not take upon any action and / or cause any prevention designed to delay and / or damage the Technology disconnection and removal process from the Client’s systems and servers.

In addition and / or for the avoidance of any doubt, upon completion of the Agreement period once cancelled legally as specified, the Client will hold no privilege regarding the Technology and / or any system or application derived from it and / or branching from it as well.

4.	Consideration

4.1.	In exchange of the provided privilege for use of Technology as specified in this

Agreement, the Client will forward Mysize with the following payments:

4.1.1.	A fixed payment for the Technology implementation and installation projects in the Clients marketing and sales systems as specified in section 2 above for a total of $100,000 to be paid on the following dates and rates: $10,000 upon signing this Agreement;

$30,000 upon actual beginning of installation and implementation project;

$20,000 upon completion of Technology installation and implementation project;

$40,000 upon completion of Technology trial period as specified in section 2.10 above.

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4.1.2.	On top of the above mentioned amount Mysize will be paid 7.5% of transactions value of any product and item of any kind that is marketed and sold by the Client in any method throughout the entire engagement period as specified in this Agreement.

4.2.	Mysize will establish a reception and control systems for all executed transactions, and once a month Mysize will send to the Client a transactions report regarding this month. Based on the report issued to the Client, the agreed payment will be provided to Mysize as specified in section 4.1.2 above within 10 days from the day that report was issued to the Client.

The Client hereby consents that the data received by the control system, will bind both parties regarding any account settling they may have referring to the exchange decided upon in this Agreement, and these data will form the sole base for the exchange Mysize is entitled to according to this Agreement.

5.	Support and Maintenance Services

5.1.	Mysize will provide the Client with support and maintenance services for the Technology, its activity and its modification to the Client’s marketing and sales systems throughout the entire Agreement period.

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5.2.	As part of support and maintenance services Mysize will handle any report regarding a malfunction and / or an error in the Technology implementation and / or activation, and will provide a response to any necessity raised by the customer regarding the technology and its implementation.

In addition Mysize will be responsible for the Technology update as it may be necessary, according to Mysize’ sole discretion.

Support and maintenance services will be provided from Mysize offices via Mysize servers and upon requirement by phone and / or email services.

5.3.	In respect of maintenance and support services, the Client will pay a fixed amount by the rate of 2,500$ per month, starting the completion of the system trial period as set forth in Section 2.10 above (equals to 1/4 of a full-time job). Support and maintenance services are based on allocation of one Mysize employee whose designated position will be specified as providing support and maintenance as mentioned above. As it may be needed, allocation of additional employees for support and maintenance services will increase payment for these services based on the rate of 2,500$ per employee (equals to 1/4 of a full-time job).

6.	Intellectual Property and Confidentiality

6.1.	All technology rights and everything branching out of it including its content, database, activation codes and any other details as well as any document and/or hardware implemented in the systems and/or servers of the Client (hereinafter “Mysize Intellectual Property”) is the sole property of Mysize and considered a protected Trade secret.

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In addition it is hereby agreed that all data received by Mysize as a result of Technology use and/or implementation, including details referring to Technology users’ identity and details provided by them are the sole, mutual property and proprietary of Mysize and the Client as detailed in section 2.5 above. The database will be given to the Client through magnetic media or any other method by the Client's choice.

6.2.	The Client hereby commits not to copy and / or photograph and / or use Mysize Intellectual Property as well as not to change and / or hack and / or broadcast Mysize Intellectual Property and / or use it to create derivatives and / or grant a license and / or provide access and / or transfer any right to any third party in Mysize Intellectual Property.

6.3.	The Client hereby declares it was informed that its signature on this confidentiality section is a basic prerequisite condition for Mysize’ agreement of engagement via this Agreement and that violation of this section by the Client will result in the immediate termination and that is without derogating from any other right Mysize may have against the customer for such violation.

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7.	Mysize’ Responsibility

7.1.	It is hereby clarified that some of the services provided via the Technology includes third parties involvements among other things and Mysize holds no liability for any action or omission made by these third parties and will not stand responsible for any damage and / or loss and / or violation and / or expense caused as a result and / or related to any action or omission as mentioned.

7.2.	Mysize holds no liability in any form to the hardware used by the Client upon which the Technology will be implements and it is the Client’s responsibility to take care of the appropriate service agreements and warranties for any case of failure and / or malfunction and / or a problem related to the hardware used by the Client upon which the Technology will be implemented.

7.3.	Mysize will be responsible to any damage and / or loss and / or expense caused directly by a discovered and / or incurred defect and / or deficiency in the Technology itself and is committed to indemnify the Client for any payment and / or expense the Client need to pay and / or carry due to damage as stated.

8.	Miscellaneous

8.1.	The Client may not transfer and / or assign its rights and / or obligations of this Agreement to any person and / or entity, unless received Mysize’ consent. In the event thatClient transfers his rights under this Agreement to a third party, all or part of these rights, Mysize’s rights for revenues under the terms of this Agreement will be preserved. Also, in the event thatMysize shall transfer its rights under this Agreement to a third party, the Client's rights to use and apply the Technology and the exclusivity right under the terms of this Agreement will be preserved.

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8.2.	It is hereby clarified that relations between the Agreement parties are an Independent Contractor – Client relations and there are nor will be any employee-employer relations between Mysize and the Client and/or Client employees.

8.3.	This agreement reflects full and all agreements between the parties thereto, including all parties’ representatives and / or respective agents, and is eliminating any other agreement, display or understanding made, if at all, prior to its signature.

8.4.	In case any of the parties failed to enforce, or delayed to enforce any of the rights provided by this Agreement and/or by law, whether in a specific incident or a series of incidents, this shall not be considered a waiver of this right or any other rights.

8.5.	Jurisdiction authority in any dispute arising from this agreement, its existence, its violation or interpretation, shall be subjected to the relevant competent court in the Tel Aviv –Jaffa district under Israeli law.

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8.6.	In the event that one or more of the Agreement provisions shall be interpreted as illegal or null by a court of law or by any other judicial tribunal, such decision shall not prejudice the binding validity of the remaining provisions of this Agreement. However, this provision does not release any of this Agreement's parties from liability for violating representations under this Agreement.

8.7.	This Agreement's parties' addresses are as detailed in first page of this Agreement. Any notification according to this agreement will be delivered in person or via registered mail or by fax. A notice sent via registered mail to the registered addresses above will be deemed to have reached its destination after 72 hours from launch from the relevant Israeli post office. A notice given in person or by fax will be deemed as received on the same date it was delivered to the parties' addresses.

IN WITNESS HEREOF, the Parties hereto have signed today: March 4, 2016

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